CORPORATE CODE OF BUSINESS ETHICS AND CONDUCT
HIMALAYA SHIPPING LTD
Adopted March 7th, 2023

1    INTRODUCTION
Himalaya Shipping Ltd. (the “Company”) and its subsidiaries have a strong commitment to honest and ethical business conduct, including compliance with the laws and regulation that govern the conduct of our business worldwide. Our core values outline this commitment, and they are key to the way we work and interact with customers, suppliers, colleagues and the communities we operate within:
•We all work safely and keep others safe
•We all take responsibility and share accountability
•We are one team – we treat each other with respect and value difference
•We are dynamic
•We are entrepreneurial
•We do everything professionally and with integrity
•We apply technology that’s fit for purpose
•We keep it simple
•We always stay positive and enjoy what we do
Our Corporate Code of Business Ethics and Conduct (the “Code”) outlines the standards and behaviours that help to shape and strengthen our culture and meet our commitment to honest and ethical conduct. All Company officers, directors and employees (including contracted managers) and full-time contractors (together, “Covered Persons”) are expected to uphold these high standards wherever in the world we conduct business, ensuring that honesty and integrity is maintained.
The Code sets out in brief, with some explanation, key Company policies and procedures, and although it does not address every situation you may face as Covered Persons, it provides a guide to the values, behaviours and ways of working which are core to the Company and which each of us is responsible for upholding as an employee. You should read the Code carefully and refer to it if facing an ethical dilemma at work.
Applicability; Complying with the Code
All Company Covered Persons are required to read, understand and adhere to the Code and the policies it refers to. Responsibility for complying with the Code and Company policies rests with each Covered Person- we all have a responsibility to protect the Company’s reputation in everything we do and say. If you are every unsure about what do to, and whether your actions could bring the Company into disrepute, you should ask yourself:
•Is it legal?
•Does it feel right? Am I acting with honesty and integrity?
•How will I feel about this decision afterwards?
•How would it look on the front page of a newspaper?
•Could I justify it to my family?
We want you to understand why this is important and what is expected of all Covered Persons. If you require more information speak to your manager.
Failure to comply with the Code, policies and procedures to which it refers, will not be tolerated and will result in disciplinary procedures being applied that may result in your dismissal from the Company. In instances of fraud, the Company retains the right to seek prosecution of the individuals concerned and the Company will seek to recover losses.
Raising a concern or asking a question
The Company believes that any Covered Person with knowledge of wrongdoing should not remain silent. Any Covered Person or worker providing services to the Company concerned about any form
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of malpractice, improper action or wrongdoing by the Company, any Covered Person or other stakeholders is strongly encouraged to report the matter.
We take all matters of malpractice, improper action or wrongdoing very seriously and you are strongly encouraged to raise incidents or behaviours that are not in accordance with the Code, or the policies to which it refers.
We believe it is essential to create an environment in which individuals feel able to raise any matters of genuine concern internally without fear of disciplinary action being taken against them, and for the individuals to feel that these matters will be taken seriously and investigated appropriately, and as far as practicable be kept confidential.

2     SCOPE
The Code applies to every Covered Person, including everyone working for the Company and any subsidiary of the Company, no matter where you are located in the world or whether you are an officer, director employee or a contactor. Every manager will also be responsible for administering the Code as it applies to employees and full-time contractors and operations within each manager’s area of supervision.
Working for the Company puts you in a position of trust and responsibility to uphold our values when dealing with colleagues, customers, suppliers, shareholders, the environment and the communities in which we operate.

3    LAWS AND REGULATIONS
The Company aims to comply with all applicable laws, rules and regulations of the countries in which we operate and regulatory authorities that affect the Company’s business. In particular, we are required to comply with the rules and regulations of any stock exchange on which we are listed, Bermudian Company law, applicable securities laws, and laws and regulations in the countries in which we operate - this includes anti-bribery and corruption, anti-trust laws and anti-money laundering regulations.

It is the personal responsibility of each Covered Person to adhere to the standards and restrictions imposed by those laws, rules and regulations. Any questions with respect to whether a situation violates any applicable law, rule, regulation or Company policy should be directed to your manager or supervisor (and in the case of directors, the Chairman of the Board or the Audit Committee) and escalated as appropriate.

4    ETHICAL CONDUCT

4.1    ANTI-BRIBERY AND CORRUPTION

A bribe is defined as an inducement or reward offered, promised or provided in order to influence a person to act improperly. The Company is committed to instilling a strong anti-corruption culture and to uphold all laws relevant to countering bribery and corruption. This includes the Bermuda Bribery Act 2016, the UK Bribery Act 2010 (“Bribery Act”) and the US Foreign and Corrupt Practices Act (“FCPA”) which are generally considered to be the strictest legal regimes against bribery. The Company’s management are committed to taking a zero-tolerance approach to bribery and corruption, so you should seek support if you feel that you are being pressured to breach the Policy (as defined below) to achieve other Company objectives or otherwise.

The Company expressly prohibits the offering, the giving, the solicitation or the acceptance of any bribe, whether cash or other inducement. This applies to bribes to or from any person or Company, regardless of their geographical location and irrespective of whether they are a public official, public body or private person or private company, by any individual employee or third party. Bribery by an employee or third party in order to gain any commercial, contractual or regulatory advantage for the
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Company potentially exposes the Company itself as well as the individuals involved to criminal prosecution.

Further details can be found in the “The Company’s anti-bribery and corruption policy’’ (the “Policy”).
4.2    FACILITATION PAYMENTS
Facilitation payments are not permitted. The Company will seek to identify and prevent any facilitation payments. This also applies to any payments made by representatives or agents of the Company in connection with Company business.

All payments must comply with the Company's financial procedures for the approval and recording of payments and must be submitted to the appropriate level of management for review in accordance with the Company's financial control procedures.
4.3    GIFTS, ENTERTAINMENT AND HOSPITALITY
Decisions by the Company and its agents and any Covered Person relating to the procurement and provision of goods and services should always be free from even a perception that favourable treatment was sought, received or given as the result of furnishing or receiving gift, favours, hospitality, entertainment or other similar gratuities. The giving or receiving of anything of value to induce such decisions is prohibited. Covered Persons should never solicit a gift or favour for personal benefit from those with whom the Company does business.

Providing or receiving gifts or entertainment of nominal value motivated by commonly accepted business courtesies is permissible, but not if such gifts or entertainment would reasonably be expected to cause favouritism or a sense of obligation.

All Covered Persons are required to declare all hospitality or gifts accepted or offered where the value exceeds $250 (or equivalent) (either as a one-off or in a series of gifts over the course of six months). Any such instances should be declared to post@himalaya-shipping.com to enable the Company to maintain a record of gifts, entertainment and hospitality offered to employees and full-time contractors by third parties.

4.4    INTERACTION WITH GOVERNMENTS AND GOVERNMENT OFFICIALS

No bribes, kick back arrangements or other similar payments and benefits, directly or indirectly, shall be paid to employees and full-time contractors of suppliers or customers or any other person. These requirements include any payments on behalf of the Company to government officials of any government at any level, employees and full-time contractors or other representatives of government owned businesses, and political candidates or parties.
4.5    CONFLICT OF INTEREST AND CORPORATE OPPORTUNITY
All Covered Persons must:

•Avoid any interest that conflicts or appears to conflict with the interests of the Company or that could reasonably be determined to harm the Company’s reputation;
•Report any actual, apparent or potential conflict of interest (including any material transaction or relationship that reasonably could be expected to give rise to such conflict) immediately to the Covered Person’s manager or a Board member and adhere to instructions concerning how to address such conflict of interest.
•Not use the Company’s opportunities, corporate property, information or position for personal gain; and
•Not compete with the Company (including the diversion of a corporate opportunity to a competing company).

A conflict of interest exists if actions by any Covered Person are, or could reasonably appear to be, influenced directly or indirectly by personal considerations, duties owed to persons or entities other than the Company, or by actual or potential personal benefit or gain, including any potential or actual conflicts between personal and professional relationships.
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Covered Persons owe a duty to advance the legitimate interests of the Company when the opportunities to do so arise. Covered Persons may not to the detriment of the Company’s interests take for themselves personal opportunities that belong to the Company or are discovered through the use of corporate property, information or position by virtue of the Covered Person’s position with the Company.

Disclosure
It is the responsibility of every Covered Person to:
i.recognize situations in which they have actual conflicts of interest, or might reasonably be seen by others to have a conflict;
ii.make full disclosure of such actual or apparent conflicts in writing to management of the Company at the earliest time possible, which shall take the necessary actions and provide guidelines for future behavior. Where a Covered Person, being a director of the Company: (a) is in any way, directly or indirectly, interested in a transaction or proposed transaction with the Company, such Covered Person shall disclose such interests at a meeting of the directors of the Company as soon as practicable after the relevant facts have come to such Covered Person's knowledge; and (b) holds any office or property, whereby directly or indirectly, duties or interests might be created that conflict with such Covered Person's duties or interests as a director, such Covered Person shall declare at a meeting of the directors of the Company the fact, and the nature, character and extent of the conflict; and
iii.take such further steps as may be appropriate to remedy the actual or perceived conflict of interest.
4.6     FAIR DEALING AND RESPECT.
Each Covered Person shall endeavor to respect and deal fairly with the Company's customers, suppliers, competitors and Covered Persons. None should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice. Illegal obtainment of proprietary information, misuse of trade secret information that was obtained without the owner’s consent, or inducement of such disclosures by past or present employees of other companies is prohibited.
4.7    CONFIDENTIALITY AND PRIVACY
It is important that each Covered Person protect the confidentiality of Company information. Covered Persons may have access to proprietary and confidential information concerning the Company’s business, clients and suppliers. Confidential information includes such items as non-public information concerning the Company’s business, financial results and prospects and potential corporate transactions, and all non-public information that might be of use to competitors, or harmful to the company or its customers, if disclosed. Covered Persons are required to keep such information confidential during employment as well as thereafter, and not to use, disclose, or communicate that confidential information other than in the course of employment. The consequences to the Company and the Covered Person concerned can be severe where there is unauthorized disclosure of any non-public, privileged or proprietary information.
To ensure the confidentiality of any personal information collected and to comply with applicable laws, any Covered Person in possession of non-public, personal information about the Company’s customers, potential customers, or officers, directors, employees and full-time contractors, must maintain the highest degree of confidentiality and must not disclose any personal information unless authorisation is obtained.
4.8    ELECTRONIC COMMUNICATIONS
Internet access and other electronic communications, including all aspects of voice, video and data communications such as voicemail, e-mail and instant messaging, are essential to our day-to-day
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business. However, they also create additional challenges, as everything we do and say represents the Company and reflects on the Company’s reputation.

We don’t want you to say anything which could have unintended consequences for the Company, Therefore we expect everyone to follow the following rules for electronic communications:

•Covered Persons should use electronic communications for business purposes only, and refrain from improperly using the Company’s electronic communications for personal use.
•Your communications should be professional, timely, and where applicable approved.
•You must not disclose information about the Company’s business activities unless you are authorised to do so. This applies to what you say, as well as what you write, including things like online forums where the business of the Company or its customers or suppliers is discussed.
•Make no statements which could have a negative impact on the Company’s brand or reputation.
•Make no personal comments which could be interpreted as a comment or endorsement by the Company.
•Respect our Confidentiality policy and ensure confidential information is kept confidential.
•Understand and comply with [our Social Media Usage policy]. [Note: confirm there is such a policy]

These rules are not intended to be exhaustive, and if in doubt you should consider how your communication reflects on the Company, use common sense and respect applicable laws and regulations.

4.9     CORPORATE COMMUNICATIONS POLICY

Only certain Covered Persons may discuss the Company with the news media, securities analysts and investors. All inquiries from regulatory authorities or government representatives should be referred to the appropriate manager. Covered Persons exposed to media contact when in the course of employment, must not comment on rumours or speculation regarding the Company’s activities.

4.10    INTEGRITY OF CORPORATE RECORDS

All business records, expense accounts, vouchers, bills, payrolls, service records, reports to government agencies and other reports must accurately reflect the facts. Without limiting the foregoing, all reports and documents filed with the U.S. Securities and Exchange Commission, as well as other public communications should be full, fair, accurate, timely and understandable.

The books and records of the Company must be prepared with care and honesty and must accurately reflect our transactions. All corporate funds and assets and transactions must be recorded in accordance with Company procedures and management's general or specific authorization and transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements. No undisclosed or unrecorded funds or assets shall be established for any purpose.

The Company’s accounting personnel must provide the independent public accountants and the Board with all information they request. Covered Persons must neither take, nor direct or permit others to take, any action to fraudulently influence, coerce, manipulate or mislead independent public accountants engaged in the audit or review of the Company’s financial statements, or fail to correct any materially false or misleading financial statements or records, for the purpose of rendering those financial statements materially misleading.
4.11    PROPER USE OF COMPANY ASSETS
The Company’s assets are only to be used for legitimate business purposes and only by authorised Covered Persons or their designees and in accordance with management's general or specific authorization. This applies to tangible assets (such as office equipment, telephone, copy machines, etc.) and intangible assets (such as trade secrets and confidential information). Covered Persons have a responsibility to protect the Company’s assets from theft and loss and to ensure their efficient use.
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Theft, carelessness and waste have a direct impact on the Company’s profitability. If a Covered Person becomes aware of theft, waste or misuse of the Company’s assets, the employee should report this to his or her manager or a Board member.
4.12    SECURITIES TRADING
The Company is a public listed company whose shares are listed on a Euronext market place in Oslo and in New York Stock Exchange (NYSE). Accordingly, the Company is subject to a number of laws concerning transactions in the Company’s shares and other publicly traded securities all Covered Persons must comply with all applicable insider trading laws. To comply with such laws, we have developed an Insider Trading Policy which applies to Covered Persons of the Company for the purpose of promoting compliance with applicable securities laws. Company policy prohibits Covered Persons and their family members from trading securities while in possession of material, non-public information relating to the Company or any other company, customer or supplier that has a significant relationship with the Company which is potentially share price sensitive.

5    HEALTH, SAFETY AND ENVIRONMENTAL PROTECTION
The Company’s policy is to conduct its business in a manner designed to protect the health and safety of its Employees and full-time contractors, its customers, the public, and the environment. The Company’s policy is to operate its business and its vessels in accordance with all applicable safety, environmental and safety laws and regulations so as to ensure the protection of the environment and the Company’s personnel and property.

All Covered Persons should conduct themselves in a manner that is consistent with this policy. Any departure or suspected departure from this policy must be reported promptly.
5.1    RESPECTFUL TREATMENT (DISCRIMINATION AND HARASSMENT)
The Company prohibits discrimination against any Covered Person or prospective Covered Person on the basis of sex, race, colour, age, religion, sexual preference, marital status, national origin, disability, ancestry, political opinion, or any other basis prohibited by the laws that govern its operations.

The Company prohibits unlawful harassment. Covered Persons are expected to treat one another with respect. “Harassment” includes any conduct likely to cause offense or humiliation to any person or that might, on reasonable grounds, be perceived by a reasonable person to place a condition on employment or on any opportunity for training or promotion.

Covered Persons must endeavour to deal honestly, ethically and fairly with the Company’s customers, suppliers, competitors and employees and full-time contractors. No Covered Person should take unfair advantage of anyone through manipulation, concealment, abuse of privilege information, misrepresentation of material facts, or any other unfair-dealing practice. Honest conduct is considered to be conduct that is free from fraud or deception. Ethical conduct is considered to be conduct conforming to accepted professional standards of conduct.
5.2    DRUGS AND ALCOHOL
The Company policy prohibits the illegal use, sale, purchase, transfer, possession or consumption of controlled substances, other than medically prescribed drugs, while on Company premises. Company policy also prohibits the use, sale, purchase, transfer or possession of alcoholic beverages Covered Persons while on Company premises, except as authorised by the Company. This policy requires that the Company must abide by applicable laws and regulations relative to the use of alcohol or other controlled substances.
5.3    EQUAL OPPORTUNITIES (INCLUDING DIVERSITY AND INCLUSION)
The Company will not engage in or support discrimination and promotes a non-discriminating practice that strives to ensure equal treatment in recruitment, hiring, compensation, access to training, employee benefits and services, promotion, termination and retirement, irrespective of age, gender,
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race, colour, disability, religion or belief, language, national or social origin, trade union membership, or any other status recognised by international law.
5.4    VOLUNTARY LABOUR – MODERN SLAVERY CONSIDERATIONS
The Company will not use or benefit from, forced or involuntary labour. All Covered Persons shall enjoy the freedom of movement during the course of their employment. Personal/employment documents or payment of compensation must not be withheld, thereby preventing such an employee from terminating his/her employment.
5.5    FREEDOM OF ASSOCIATION AND COLLECTIVE BARGAINING
The Company will respect the rights of its employees and full-time contractors to associate freely, join or not join trade unions and/or workers councils, or engage in collective bargaining, in accordance with national law and international conventions.
5.6    CHILD LABOUR
The acceptable minimum age for employees and full-time contractors is 18 years. As far as necessary and only if national law permits, children under the age of 18 are allowed to carry out light work that does not interfere with compulsory schooling. Employees and full-time contractors under the age of 18 years are not to be involved in night work or work that is hazardous or likely to have a negative impact on the employee’s physical or mental development.
5.7    WORKING HOURS
The Company will comply with appropriate working hour requirements as established by national law or relevant collective agreements.
5.8    ENVIRONMENT PROTECTION
The Company strongly believes that we must take responsibility for the environment we operate in. The Company will comply with all relevant local and national environmental laws and regulations, as well as all requirements for environmental licenses and permits.

The Company has an environmental program that will be reviewed yearly [or otherwise as considered appropriate by the Board] as part of the strategy and goal setting process. This program seeks to integrate environmental considerations in our activities and strive for continuous improvement, by minimising any adverse effects of its activities on the environment. All Covered Persons should consider environment factors within their work for the Company, with reference to and other associated environmental protection policies and guidance.

6    REPORT
Covered Persons must promptly report any illegal, inappropriate or unethical behavior, illegitimate accounting or auditing practices and any other violation of this Code, Company procedures or any law, whether such has occurred or may occur, and convey concerns, complaints or questions regarding thereto. Such report may be communicated (1) to the employee’s direct manager, indirect manager, or in the case of directors, to the Chairman of the Board or the Audit Committee, orally or in writing; or (2) anonymously through a designated mailbox. When applicable, Covered Persons may also directly contact the Audit Committee of the Board of Directors.
Supervisors and managers receiving any such report shall forward the report and all relevant information in his/her possession to the contracted CFO. In the event that the report pertains to behavior or practices conducted by the contracted CFO, such report shall be transferred to the contracted Chief Executive Officer or the Chairman of the Board or the Audit Committee.
In cases where an individual reports a suspected violation of policy or law in good faith, the Company will keep its discussions and actions confidential in compliance with applicable law and regulation. Each Covered Person is required to cooperate fully with any investigation. See the Speak Up Policy for more detail.
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    Such reports shall be held in confidence, subject to applicable laws, regulations and legal proceedings.
    No Retaliation
It shall be unlawful for the Company, any of its managers or Covered Persons or any person on their behalf to discharge, harass or otherwise discriminate against Covered Persons who provide evidence of improprieties or potential improprieties, submit or express an intention to submit any complaints or assist in the investigation thereof. Any retaliation should be reported as described above. See the Speak Up Policy for more detail.

7    CONSEQUENCES FOR VIOLATIONS
Any violation of the Code, including fraudulent reports, may result in disciplinary action including termination of employment for cause or termination of service and, if warranted, legal proceedings. Violations include violation of the Code or another Company policy or procedure, violation of applicable laws, rules or regulations, deliberate failure to promptly report a violation or withhold relevant information concerning a violation, refusal to cooperate in the investigation of a known or suspected violation without valid legal reason or taking action against anyone who reports a violation or breach of any of the above.
The Board may, from time to time, permit departures from the terms hereof, either prospectively or retrospectively, and no provision contained herein is intended to give rise to civil liability to shareholders, competitors, employees or other persons, or to any other liability whatsoever. For the avoidance of doubt, any waiver of this Code for directors and executive officers of the Company may be made only by the Board and must be publicly disclosed, along with the reasons for the waiver, in accordance with applicable stock exchange rules.

8    CONTACT
If you have any queries on the Code of Conduct which either your manager cannot answer or you are uncomfortable asking your manager, please contact: contracted CFO ([***]).

[Adopted by the Board on March 7th, 2023]
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